Filed pursuant to Rule 433
Registration No. 333-218305
July 10, 2017

CYC 682 Translating cancer biology into medicines NASDAQ:CYCC | July 2017

Disclaimer This presentation contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 about financial results and estimates, business strategy, clinical trial plans and research and development programs of Cyclacel Pharmaceuticals, Inc. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and current filings that have been filed with the Securities and Exchange Commission and are available at www.sec.gov. The information in this presentation is current as of this date. Cyclacel does not take any responsibility to update such information. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 2

Statement about Free Writing Prospectus • This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof. • This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. • Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. • This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein. • We have filed a Registration Statement on Form S-1 with the SEC, including a preliminary prospectus dated May 26, 2017 (the “Preliminary Prospectus”) and subsequent amendments S-1/A dated June 30, 2017 and July 7, 2017, with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by reference into the Preliminary Prospectus, for more complete information about us and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://sec.gov. • Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting Ladenburg Thalmann & Co. Inc., 277 Park Ave, 26th Floor, New York, NY 10172 or by email at prospectus@ladenburg.com. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 3

Overview ▪ Mission: exploit cell cycle biology to disrupt cancer cell immortality ▪ Pioneer in Cyclin Dependent Kinase inhibitors ▪ Focus on genetically-defined patient populations ▪ Rationally designed single agents/combinations in liquid & solid cancers ▪ CDK inhibitor and DNA Damage Response clinical stage programs ▪ Experienced management, estimated capital through YE 2018 © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 4

Cyclin Dependent Kinase inhibitors (CDKi) 2001 Nobel Prize for Physiology & Medicine culminating in approved Rx Paradigm-shift in breast cancer: CDK4/6i-based combinations with AI ▪ IBRANCE® (palbociclib, PFE, approved 2015, ~$2.1bn 2016 sales) ▪ KISQALI® (ribociclib, NVS, approved 2017) CYCC’s CDK2/9i portfolio strategy: address key issue of resistance • Seliciclib 1st Gen, signals of anticancer activity (Ph 2) • CYC065 2nd Gen, more potent, better profile than seliciclib (Ph 1) © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 5

Pipeline

CYCLACEL

Program	Target/*Indication*	Preclinical	Phase 1/1b	Phase 2	Pivotal	Rights
CYC065 (CDKi)	Solid tumors (FIH)	*RP2D*				Worldwide
	Mcl-1 CLL	*CYC065 + venetoclax RR CLL*				
	Mcl-1 /Cyclin E solid tumors	*CYC065*	*Ovarian*			
	MYCN / Mcl-1 NB / MLL-r leukemias	*CYC065*	*IST*			
	DDR*: HRD+ve Breast, ovarian,pancreatic	*CDKi + sapacitabine*				
	DDR*: HRP+ve Breast, ovarian	*+ PARPi*				
Sapacitabine	AML	Data Analysis				
CYC140 (PLK1 inhibitor)	Solid & liquid cancers	IND-ready	*Ph1 FIH*			Worldwide
Seliciclib (CDKi)	Cushings disease, cystic fibrosis, RA	Investigator Sponsored Trials (IST)				

Current status | Future studies | *Data Dependent*

*DDR=DNA Damage Response

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CDK inhibitor landscape CDK4/6 isoform - palbociclib (NYSE:PFE); ribociclib (SWX:NOVN) - Approved in combination with letrozole for ER +ve Her2 -ve advanced or met BC - abemaciclib (NYSE:LLY) Ph3 - trilaciclib (NASDAQ:GTHX) Ph1/2 CDK2/9 transcriptional isoform - CYC065 (CYCC 2Gen) Ph1 - seliciclib (CYCC 1Gen) Ph2 - dinaciclib (pan CDK, MRK) Ph3 - BAY1143572 (CDK9, BAY) Ph1 * Source: Cyclacel data on file. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 7

CYC065 CDK2/9 inhibitor summary

CYCLACEL

Second generation, available by i.v. and oral route

Unique kinase selectivity

- CDK2 (cell cycle control)
- CDK9 (regulation of transcription & survival)

Addressing cancers:

- **dependent on Mcl-1 pro-survival protein**
- **or addicted to oncogenes**

Differentiation vs. CDK4/6 or pan-CDK inhibitors

- Selective pro-apoptotic, p53-independent MoA

Completed Ph 1, FIH study, i.v. in advanced patients with solid tumors

- Established safety, target engagement, RP2D

Robust IP position; exclusivity beyond 2030

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

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CYC065 Genetically-Defined Patient Populations 1. Mcl-1 or MYC dependent (↑) liquid & solid cancers A. Venetoclax (Bcl-2i) treated CLL* with Mcl-1 ↑ B. Selected Mcl-1 amplified solid tumors, i.e. ovarian C. Cancers addicted to MYCN, i.e. neuroblastoma 2. Cyclin E amplified (↑) solid cancers A. HGSOC (BRCA mutually exclusive, PARPi not option) B. Selected Cyclin E ↑ solid tumors, i.e. breast HER2+ C. CDK4/6i resistant breast cancer * Also MLL-r leukemias, lymphoma, and multiple myeloma. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 9

CYC065 First in Human Phase 1 Study n=23 heavily pretreated patients with various advanced solid tumors ▪ Determined safety, DLT, PK in 7 DL, established RP2D ▪ Treated n=10 in total at DL6 cohort; DL7 MTD neutropenia ▪ Demonstrated target engagement and consistent Mcl-1 suppression over 24h after single dose in 7/9 DL6 patients ▪ Anticancer activity observed in patients with: ➢ Mcl-1 ↑ (ovarian), ➢ Myc ↑ (larynx) and ➢ cyclin E / Mcl-1 ↑ (ovarian) amplified tumors Similar CDK2/9 CYC065 CDK selectivity vs. seliciclib but 40x higher potency & improved pharmaceutical properties. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 10

Phase 1 patient durable target inhibition Source: Cyclacel data on file. Observations are representative for the cohort. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 11

CYC065 mechanism of action

CYCLACEL

Inhibits CDK9-mediated oncogenic transcription
- Rapidly induces apoptosis; preferentially kills cancer cells over non-cancerous cells
- ↓ anti-apoptotic proteins (Mcl-1, XIAP) & oncogenes (MYC, cyclins)

Mcl-1
MYC
Cyclins

Inhibits CDK2 (cell cycle control)
- Targets cyclin E addicted, drug resistant tumors

Cyclin E

Potentiates effects of DNA damaging agents
- ↓ expression of HR DNA repair genes (BRCA1 and BRCA2)

BRCA1
BRCA2

Cyclacel data on file.

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CYC065 response in cancer vs. normal cells 13 -10 -5 0 5 10 15 Change in % G1 cells to control Cell cycle arrest 1 Mcf10a 0 0.5 MDA-MB-468 0 0.5 1 Breast Cancer 0 1 Cal51 0.5 0 1 HCC1954 0.5 μM 0 2 4 6 8 10 12 % Sub G1 cells Cell death 1 Mcf10a 0 0.5 MDA-MB-468 0 0.5 1 Normal Breast Normal Breast Breast Cancer 0 1 Cal51 0.5 0 1 HCC1954 0.5 μM ▪ CYC065-dependent apoptosis induction in cancer cells but not in non-cancer Mcf10a ▪ CYC065 caused G1 arrest in non-cancer Mcf10a cells ▪ Similar trend observed in other cancer and non-cancer cell lines MacKay et al. SABCS 2015 © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

CYC065-venetoclax rational combination CLL

CYCLACEL


ABT-263
ABT-737
CYC065
venetoclax
Anti-apoptotic
Mcl-1
A1
Bcl-w
Bcl-x$_L$
Bcl-2
Pro-apoptotic
Bak
Bax
APOPTOSIS

Adapted from: Adams & Cory, Oncogene 2007

- CLL unmet medical need
  - 30% all adult leukemias; 70% mortality rate; 70% aged > 65 years
- Venetoclax ORR: 71-79%; CR: ~20% (R/R CLL with 17p del)[1]
- Tumor microenvironment ↑ Mcl-1 diminishing venetoclax effect[2,3]
- Mcl-1 ↓ overcomes venetoclax resistance (stimulated CLL)[3]
- CYC065 ↓ Mcl-1 effectively & durably (>24h) in Phase 1 patients at well tolerated doses
- CYC065 and venetoclax synergistic in CLL (incl. 17p del), multiple leukemia & lymphoma cell line models[4,5]

1 Roberts et al. 2016. 2 Smith et al. 2007; 3 Oppermann et al. Blood 2016, 4 Frame et al. AACR 2014, 5 Zheleva et al. SOHO 2015.

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

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CYC065 & venetoclax synergy in AML & ALL cells


ABT199/CYC065
Whole Matrix
Median CI: 0.76
ED50 1.00
ED75 0.45
ED90 0.31
CI
Fa
ABT263/CYC065
Whole Matrix
Median CI: 0.74
ED50 0.94
ED75 0.30
ED90 0.12
ABT737/CYC065
Whole Matrix
Median CI: 0.57
ED50 0.41
ED75 0.12
ED90 0.06

Example Fa:CI plots & median CI values for THP-1 (AML) cell line. Combination Index (CI) values calculated using Chou & Talalay method. CI of 0.9 to 1.1 indicate additivity, below 0.9 synergy.

- CYC065 synergy with venetoclax (ABT-199) in AML & ALL cell lines
- CYC065 synergy with Bcl-2/Bcl-xL/Bcl-w inhibitors ABT-263 or ABT-737
- CYC065 synergies demonstrated in several acute leukemia cell lines (AML: THP-1, HEL; ALL: Jurkat, SEM)

Source: Frame et al, SOHO, 2014, Abs 209

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

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CYC065 transcriptional regulation of MYC

Very common genomic alteration in aggressive tumors

- Amplification of MYC family oncogenes: poor clinical outcome in neuroblastoma (NB), SCLC, breast, prostate
- No therapeutics against *MYCN* or MYC reported
- CDK9 involved in *MYCN* transcriptional regulation
- *MYCN* ↑ NB cells highly sensitive to CYC065
- CYC065 inhibits NB cell proliferation, induces apoptosis and ↓ *MYCN* protein
- CYC065 causes tumor regression & prolongs survival in *MYCN*-amplified NB models

Potent *in vitro* and *in vivo* anti-tumor activity suggest that CYC065 may have therapeutic potential in NB with *MYCN* oncogene amplification.

***MYCN* ↑ neuroblastoma highly sensitive**


No MYCN expression
MYCN expression
100
10
1
0.1
GI_{50} (µM)
p = 0.016


DMSO
1 µM CYC065

ICR The Institute of Cancer Research

Poon et al. 4th Neuroblastoma Society Symposium 2015. 8 h treatment. SRB colony formation assay after 72 h.

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

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CYC065 in MYCN↑ NB: regression & ↑ survival Kelly xenograft (MYCN amplified) Poon et al. 4th Neuroblastoma Society Symposium 2015, 25-27 Nov, Newcastle. Treatment regimen: CYC065 – po, dq x 5/week x2 Th-MYCN GEMM of NB Cyclacel data on file. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 17

Overcoming resistance in cyclin E amplified tumors 18 200 400 600 800 1000 1200 0 5 10 15 20 Tumor volume (mm3) Days of treatment Control Trastuzumab CYDCK026i.5 T+CCYDCK026i.5 CYC065 alone or in combination with trastuzumab causes very effective in vivo tumor growth inhibition of BT474R trastuzumab resistant HER2+ BC cell line, and increased apoptosis in vitro. Source: Scaltriti et al 2011 PNAS 108 3761 Trastuzumab resistant Her2+ breast cancer Drug-resistant Uterine Serous Carcinoma CYC065 active as a single agent and in combination (p<0.03) in ARK-1 (trastuzumab-resistant, PI3K mutant) xenograft model with without CCNE1 amplification CCNE1 amplified USC primary cell lines show increased CYC065 sensitivity Source: Cocco et al., AACR, 2015, Abs 3103; Cocco et al, BJC, 2016 © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

Overcoming resistance to CDK4/6 inhibitors + AI

CDK4/6i + AI resistance


aromatase inhibitors
fulvestrant
palbociclib
ribociclib
abemaciclib
CYC065
estrogen signalling
CDK4/6
cyclin D
CDK2
cyclin E
Rb
E2F
inactive
P
Rb
E2F
P
Rb
P
E2F
active
proliferation
cell cycle
G1
S

- CDK4/6i+AI inhibit proliferation; but senescence → emergence of resistance, i.e. CDK2/cycE ↑
- CDK2 activation or cyclin E amplification/overexpression → acquired/intrinsic resistance to CDK4/6i in breast and ovarian cancer and AML models*
- Higher CCNE1 gene expression observed in BC resistant to neoadjuvant palbociclib + anastrozole*
- Cyclin E mediated resistance to letrozole in HR+ breast cancer is reversed by seliciclib*

**Source: Herrera-Abreu et al. Cancer Res. 2016; Konecny & Slamon Clin. Cancer Res. 2011; Taylor-Harding et al. Oncotarget 2015; Caldon et al. Mol. Cancer Ther. 2012 ; Wang et al. Blood 2007; Ma et al. Clin Cancer Res. 2017; Akli et al, Clin Cancer Res. 2010.*

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

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IO strategy: modulate antitumor immune response

CYCLACEL



Tumor Volume (mm3)
2500
2000
1500
1000
500
0
0
6
12
18
24
Days after start of treatment
42% CR
100% CR
Control
Anti–PD1
Dinaciclib
Dinaciclib+Anti–PD1
Day 25
4000
3000
2000
1000
0
*** p<0.05
*** p<0.05
*** p<0.05
Control
Dinaciclib
Anti–PD1
Dinaciclib+Anti–PD1

CDK2/9i synergy with IO agents

- Dinaciclib synergistic with anti-PD-1 in mouse syngeneic tumor models
- Dinaciclib induces immunogenic cell death (ICD) with evidence of ↑ T cell infiltration and dendritic cell activation in tumors[1]
- MC38 mouse colorectal carcinoma in C57BL/6 mice, 12 per group, dinaciclib 40 mg/kg, anti-PD-1 5 mg/kg each dosed once daily for 25 days[2]
- Phase 1 open-label study evaluating safety and efficacy of pembrolizumab + dinaciclib in relapsed or refractory CLL, MM, DLBCL[3]

(1) Hossain et al., Cancer Res, 2015 (2) US20160193334A (3) NCT02684617

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

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CYC065 CDK2/9i investment highlights ▪ CDKis: validated drug class ▪ Targeting genetically-defined patient populations ▪ Significant market potential ▪ Potential to treat difficult cancers and overcome cancer cell resistance ▪ Single agent and combination opportunity © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 21

DNA Damage Response (DDR) Clinical Program © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 22

Modulation of DNA Damage Response (DDR) Cyclacel’s CDK inhibitor-based DDR strategies: • Modulate DNA repair via HR, NHEJ, etc. pathways • ↓ expression of HR DNA repair genes, i.e. BRCA1 / BRCA2 • ↓ an -apoptotic survival signalling , i.e. Mcl-1 Cyclacel’s oral sapacitabine may work best in HR-deficient tumors: Clinical utility observed in combination with CDK inhibitor; future options • Combinations with SoC, i.e. PARP inhibitors • Single agent treatment in sensitive cancers © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 23

DDR sapacitabine/seliciclib in HR-repair deficient tumors* ▪ Oral combo of complementary mechanisms: sapacitabine’s unique, MoA (DNA SSBs# & cell cycle arrest) combined with CDKi modulation ▪ Parts 1 & 2: durable clinical benefit (PRs & prolonged SD) in patients with BRCA +ve: breast, ovarian, pancreatic cancers ▪ Part 3 to start: revised schedule including BRCA +ve ovarian, pancreatic cancer patients … Plan to substitute seliciclib with CYC065 ... * Source: Tolaney S et al, J Clin Oncol 34, 2016 (suppl; abstr 2503); Shapiro et al, AACR Proceedings, 2013, LB-202. HR=homologous recombination. # single-strand breaks © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 24

DDR: sapacitabine/seliciclib Ph 1 best responses*

CYCLACEL

RECIST Evaluable BRCA Carriers

Cancer	Best Response	Prior Treatment	Total cycles
Part 1	(n=16)		
Breast	CR	adriamycin, cyclophosphamide, paclitaxel, cisplatin	>80
Breast	PR	adriamycin, cytoxan, paclitaxel, carboplatin	31
Ovary	SD	paclitaxel, carboplatin, gemcitabine	21
Ovary	PR	paclitaxel, carboplatin, gemcitabine, topotecan, iniparib	18
Breast	SD	tamoxifen, raloxifene, anastrozole, adriamycin, Cytoxan, paclitaxel, carboplatin, navelbine	7
Pancreas	PR	gemcitabine, 5-FU, oxaliplatin	7
Part 2	(n=28)		
Breast	PR	adriamycin, cytoxan, paclitaxel, capecitabine, irinotecan, ABT-888 (PARP inhibitor), MPDL3280A	>19
Ovary	SD	paclitaxel, carboplatin, doxil	22
Breast	SD	adriamycin, cytoxan, capecitabine, faslodex	12
Ovary	SD	paclitaxel, carboplatin, doxil, gemcitabine, topotecan, cytoxan, avastin	11
Ovary	SD	paclitaxel, carboplatin, doxil, olaparib (PARP inhibitor), cediranib	8
Ovary	SD	paclitaxel, carboplatin	4
Ovary	SD	paclitaxel, carboplatin, doxil, gemcitabine, alimta, cytoxan, avastin, olaparib (PARP inhibitor)	4
Pancreas	PR	gemcitabine, abraxane, docetaxel	4
Pancreas	SD	gemcitabine, cisplatin, abraxane, folfox, TH-302	4

ED AT: ASCO ANNUAL MEETING '16 — Presented by: Sara M. Tolaney, MD, MPH

ASCO American Society of Clinical Oncology

* Source: Tolaney S et al, J Clin Oncol 34, 2016 (suppl; abstr 2503).

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

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Sapacitabine/seliciclib Phase 1 BRCA +ve benefit* A



Best Response (all cycles)
Part 1 BRCA carriers
% Change from Baseline
ORR=25%
Breast
Ovarian
Breast
Ovarian
Ovarian
Ovarian
Breast
Pancreas
Ovarian
Breast
Breast
cycles administered 2 2 3 2 1 21 7 7 18 31 >80
Part 1 Non-BRCA carriers
% Change from Baseline
ORR=0%
Lung
Lung
Merkel cell
Pancreas
Colon
Oropharyngeal
Pancreas
Colon
Sarcoma
Lung
Lung
Uterine
Ovarian
Spermatic cord
Lung
Parotid gland
Colon
Lung
Unknown Primary
Nasopharyngeal
cycles administered 2 1 2 2 2 2 4 2 4 2 6 9 1 2 1 3 7 2 2 6
PD SD PR/CR * Prior PARPi # Prior platinum
PRESENTED AT: ASCO ANNUAL MEETING '16
Presented by: Sara M. Tolaney, MD, MPH

* Source: Tolaney S et al, J Clin Oncol 34, 2016 (suppl; abstr 2503).

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

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Sapacitabine/seliciclib Phase 1 BRCA +ve benefit* B

CYCLACEL



Best Response (all cycles)
Part 2 BRCA carriers
% Change from Baseline
100
80
60
40
20
0
-20
-40
-60
-80
-100
Breast
Pancreas
Breast
Ovarian
Ovarian
Breast
Ovarian
Breast
Breast
Ovarian
Pancreas
Breast
Breast
Ovarian
Ovarian
Ovarian
Ovarian
Breast
Pancreas
Ovarian
Ovarian
Ovarian
Ovarian
Pancreas
Breast
PD
SD
PR
* Prior PARPi
# Prior platinum
ORR=7%
cycles administered 2 1 2 2 2 2 2 2 2 2 1 2 2 2 4 4 2 2 4 3 8 11 22 4 >19
PRESENTED AT: ASCO ANNUAL MEETING '16
Presented by: Sara M. Tolaney, MD, MPH

* Source: Tolaney S et al, J Clin Oncol 34, 2016 (suppl; abstr 2503).

© 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017

ASCO American Society of Clinical Oncology

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Financials © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 28

Financial position & capitalization Mar. 31 2017 Pro Forma Cash & cash equivalents: $15.7m1 Current Operating cash burn (excludes non-cash items) ✓ 2014: ~ $18.7m annual 2 ✓ 2015: ~ $14.5m annual 2 ✓ 2016: ~ $10.1m annual 2 ✓ 2017: ~ $ 8.0m annual 3 Fully diluted shares: ~ 4.6 million4,5 No debt 1. Cyclacel press release 2. 10-K. 3. Company estimate 4. 10Q - 31 March 2017 5. Common stock outstanding: 4.3m. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 29

Key milestones ▪ CYC065 First-in-Human, Phase 1 data solid tumors ▪ Start CYC065 Phase 1, Part 2 in solid tumors ▪ Start CYC065 Ph 1b in R/R CLL combo with venetoclax ▪ Sapacitabine/seliciclib update BRCA+ve breast cancer ▪ CYC140 (PLKi) IND submission © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 30

Cyclacel Highlights ▪ Transcriptional CDKi and DNA Damage Response clinical stage oncology programs ▪ Treat difficult cancers and overcome resistance ▪ Competitive positioning ▪ Large markets Contact: ir@cyclacel.com. Thank you. © 1997-2017 Cyclacel Pharmaceuticals, Inc. Released JUL 2017 31